UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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WEBMD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 16, 2001

To WebMD Stockholders:

      NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of WebMD Corporation will be held at 9:30 a.m., Eastern time, on Friday, November 16, 2001 at the Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666, for the following purposes:

1. To elect three Class III directors of WebMD, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal;

2. To consider and vote on a proposal to ratify and approve an amendment to WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares of WebMD common stock reserved for issuance under that Plan by 10 million shares, to a total of 20 million shares; and

3. To consider and transact such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on September 28, 2001 will be entitled to vote at this meeting. The stock transfer books will not be closed.

      All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.

By Order of the Board of Directors
of WebMD Corporation

Charles A. Mele
Executive Vice President, General Counsel
and Secretary

Elmwood Park, New Jersey

October 15, 2001

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING,
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This Proxy Statement contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect management’s current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. Information about important risks and uncertainties that could affect future results, causing these results to differ materially from those expressed in our forward-looking statements, can be found in our other Securities and Exchange Commission filings. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We expressly disclaim any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

WEBMD CORPORATION

669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 16, 2001

      This Proxy Statement and the enclosed form of proxy are furnished to stockholders of WebMD Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors from holders of outstanding shares of our common stock, par value $.0001 per share, for use at our Annual Meeting of Stockholders to be held on Friday, November 16, 2001, at 9:30 a.m., Eastern time, at the Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666, and at any adjournment or postponement thereof. The date of this Proxy Statement is October 15, 2001 and it and a form of proxy are first being mailed or otherwise delivered to stockholders on or about October 17, 2001.

      Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to us. All properly signed proxies that we receive prior to the vote at the annual meeting and that are not revoked will be voted (or withheld from voting) at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, FOR the election of each of the nominees for director listed below in Proposal 1 and FOR ratification and approval of the proposed amendment to WebMD’s 2000 Long-Term Incentive Plan in Proposal 2. A stockholder may revoke a proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

•	delivering to the Secretary of WebMD, at its address set forth above, a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked,

•	signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting, or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares.

      Our Board of Directors does not know of any matter that is not referred to herein to be presented for action at the annual meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on these matters in accordance with their judgment.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

      The following proposals will be considered and voted on at the meeting:

•	Proposal 1: Election of three Class III directors of WebMD, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal. The three nominees are:

               Mark J. Adler, M.D.

               Herman Sarkowsky
               Michael A. Singer

•	Proposal 2: A proposal to ratify and approve an amendment to WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under that Plan by 10 million shares, to a total of 20 million shares.

Recommendations of Our Board of Directors

      Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees for director listed in Proposal 1 and FOR the amendment to WebMD’s 2000 Long-Term Incentive Plan in Proposal 2.

Record Date and Outstanding Shares

      Our Board of Directors has fixed the close of business on September 28, 2001 as the record date for the determination of our stockholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 358,391,272 shares of our common stock outstanding and entitled to vote held of record by approximately 5,100 stockholders, although we believe that there are in excess of 100,000 beneficial owners of our common stock. No other voting securities of WebMD are outstanding.

      After the record date for the Annual Meeting, WebMD purchased 35,000,000 shares of WebMD common stock from Quintiles Transnational Corp. See “Certain Relationships and Related Transactions — Quintiles” below. In accordance with Delaware law, these shares (and other shares, if any, purchased by WebMD after the record date) will neither be entitled to vote nor be counted for quorum purposes at the Annual Meeting.

Vote and Quorum Required

      Holders of our common stock are entitled to one vote for each share held as of the record date. Votes may be cast either in person or by properly executed proxy.

      Quorum. The presence, in person or by properly executed proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting. Shares of holders that are present in person or represented by proxy at the meeting, including shares that abstain from voting or that do not vote with respect to one or more proposals, will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained.

      Proposal 1 — Election of Directors. Election of directors is by a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Accordingly, the three nominees receiving the greatest number of votes for their election will be elected. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes for their election.

      Proposal 2 — Proposal for Plan Amendment. The affirmative vote of the holders of a majority of the shares present or represented at the meeting and entitled to vote is required to ratify and approve the amendment to WebMD’s 2000 Long-Term Incentive Plan in Proposal 2. Abstentions with respect to Proposal 2 will be treated as shares that are present or represented at the meeting, but will not be counted in favor of that proposal. Accordingly, an abstention from voting on Proposal 2 will have the same effect as a vote against that proposal. Broker non-votes with respect to Proposal 2 will not be considered as present or represented at the meeting and, accordingly, will have no impact on the outcome of the vote with respect to that proposal.

Expenses of Proxy Solicitation

      We will pay the expenses of soliciting proxies from our stockholders to be voted at the annual meeting and the cost of preparing and mailing this Proxy Statement to our stockholders. Following the original mailing of this Proxy Statement and other soliciting materials, we and our agents also may solicit proxies by mail, telephone, facsimile or in person. In addition, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. These officers, directors and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Following the original mailing of this Proxy Statement and other soliciting materials, we will request brokers, custodians, nominees and other record holders of our common stock to forward copies of this Proxy Statement and other soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In these cases, we will, upon the request of the record holders, reimburse these holders for their reasonable expenses. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for our annual meeting at a cost of approximately $6,500 plus reimbursement of out-of-pocket expenses.

No Appraisal Rights

      Holders of our common stock are not entitled to dissenters’ rights or appraisal rights with respect to the proposals to be considered at the annual meeting.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our common stock as of October 15, 2001 by each person known by us to own beneficially more than 5% of our common stock, each of our directors, each of our named executive officers, as described below under the heading “Executive Compensation,” and by all of our directors and executive officers as a group.

      The number and percentage of our shares of common stock owned is based on 322,608,574 shares outstanding as of October 15, 2001. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, or SEC. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of October 15, 2001 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. The shares subject to options or warrants held by a person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361.

	Common
Name and Address of Beneficial Owner	Stock		Warrants	Options	Percent

Microsoft Corporation	11,933,340		13,676,389	—	7.6
One Microsoft Way — Bldg. 8
North Office 2211
Redmond, WA 98052

Mark J. Adler, M.D.	22,000	(1)	—	33,500	*

Jeffrey T. Arnold	4,305,957	(2)	—	4,486,741	2.7
500 Peachtree Battle
Atlanta, GA 30305

Paul A. Brooke	201,667	(3)	—	75,000	*

Jack D. Dennison	69,630		—	1,000,000	*
1900 Ringtail Ridge
Austin, TX 78746

	Common
Name and Address of Beneficial Owner	Stock		Warrants	Options	Percent

L. John Doerr	8,410,459	(4)	29,359(4)	24,166	2.6
c/o Kleiner, Perkins, Caufield & Byers
2750 Sand Hill Road
Menlo Park, CA 94025

K. Robert Draughon	75,000		—	505,237	*

Patricia Fili-Krushel	—		—	206,249	*

James V. Manning	819,047	(5)	—	25,500	*

Marvin P. Rich	—		—	4,170,000	1.3

Herman Sarkowsky	549,994	(6)	—	132,500	*

Michael A. Singer	9,222,625	(7)	—	1,906,250	3.4

Joseph E. Smith	29,250		—	33,500	*

Charles G. V. Stevens	—		—	—	*
c/o Microsoft Corporation
One Microsoft Way — Bldg. 8
North Office 2211
Redmond, WA 98052

Martin J. Wygod	9,782,539	(8)	—	1,037,500	3.3

All executive officers and directors as a group (18 persons)	29,186,206		29,359	8,091,903	11.4

*	Less than 1%.

(1)	Represents 22,000 shares held by Adler Family Trust.
(2)	Represents 2,946,780 shares held by Mr. Arnold and his wife, 911,829 shares held by Arnold Family Irrevocable Trust and 447,348 shares held by JT Arnold Enterprises LLLP.
(3)	Represents 201,667 shares held by PMSV Holdings LLC, of which Mr. Brooke is the managing member.
(4)	Represents 264,677 shares held by Mr. Doerr, 6,469,957 shares held and 27,891 shares issuable upon the exercise of warrants held by Kleiner Perkins Caufield & Byers VII L.P., 1,275,736 shares held by KPCB Java Fund and 400,089 shares held and 1,468 shares issuable upon the exercise of warrants held by KPCB Life Sciences Zaibatsu Fund II. KPCB Life Sciences Zaibatsu Fund II and KPCB VII are wholly controlled by KPCB VII Associates. KPCB Java Fund is controlled by KPCB VIII. Mr. Doerr is a general partner of KPCB VIII and KPCB VII Associates.
(5)	Represents 747,800 shares held by Mr. Manning and 71,247 shares held by Synetic Foundation, Inc., a charitable foundation of which Messrs. Wygod and Manning are trustees and share voting and dispositive power.
(6)	Represents 441,662 shares held by Mr. Sarkowsky, 70,832 shares held by Sarkowsky Family L.P. and 37,500 shares held by a charitable foundation of which Mr. Sarkowsky is a director.
(7)	Represents 9,171,875 shares held by MAS 1997 Family Limited Partners, the general partner of which is a company controlled by Mr. Singer and the sole limited partner of which is Mr. Singer, and 50,750 shares held by MDDS Partnership Limited, the general partner of which is controlled by Mr. Singer and the limited partners of which are Mr. Singer and certain of his family members.
(8)	Represents 7,447,029 shares held by Mr. Wygod, 1,613,347 shares held by River Edge Resources, Inc., which is controlled by Mr. Wygod, 7,600 shares held by Mr. Wygod’s spouse, 161,332 shares held by SYNC, Inc., which is controlled by Mr. Wygod, 71,247 shares held by Synetic Foundation, Inc., a charitable foundation of which Messrs. Wygod and Manning are trustees and share voting and dispositive power, and 481,984 shares held by the Rose Foundation, a private charitable foundation of which Mr. Wygod and Charles A. Mele are trustees and share voting and dispositive power.

PROPOSAL  1:

ELECTION OF DIRECTORS

Nominees

      Our Board of Directors is divided into three classes, one of which currently has three directors, one of which currently has two directors and one of which currently has four directors. At each annual meeting, the term of one of the classes of directors expires and WebMD stockholders vote to elect nominees for the directorships in that class for a new three-year term. At this year’s annual meeting, the terms of the three Class III directors, Mark J. Adler, M.D., Herman Sarkowsky and Michael A. Singer, will expire. The Board of Directors has nominated each of these individuals for re-election at the annual meeting, to serve for a three-year term expiring at our annual meeting in 2004 and until his successor is elected and has qualified or until his earlier resignation or removal.

      The persons named in the enclosed proxy intend to vote for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld for any or all of the nominees.

      Our Board of Directors recommends a vote “FOR” the election of each of these nominees as directors.

      We have inquired of each nominee and have determined that each will serve if elected. While our Board of Directors does not anticipate that any of the nominees will be unable to serve, if any nominee is not able to serve proxies will be voted for substitute nominees unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Information Regarding Nominees and Continuing Directors

      The names, ages and principal occupations of the nominees for election as Class III directors at the annual meeting and of the incumbent Class I and Class II directors are included below.

Nominees for election as Class III directors for a term expiring 2004:

Mark J. Adler, M.D.	45	Dr. Adler has served as a director of WebMD since September 2000. He served as a director of CareInsite from 1999 until September 2000. Dr. Adler is an oncologist and has been medical director of the San Diego Cancer Center since he founded it in 1991 and is a director of the San Diego Cancer Research Institute. He is also currently President and Chief Executive Officer of Medical Group of North County’s internal medicine and oncology group, which is based in San Diego, California.

Herman Sarkowsky	76	Mr. Sarkowsky has served as a director of WebMD since November 2000. Mr. Sarkowsky has been President of Sarkowsky Investment Corporation, a private investment company, for more than five years. Mr. Sarkowsky also served as a director of Medical Manager Corporation and its predecessor, Synetic, Inc., from 1989 until September 2000.

Michael A. Singer	54	Mr. Singer has served as Chief Executive Officer and President, Practice Management Sales and Services and as a director of WebMD since September 2000 and, since September 2001, as a member of WebMD’s Office of the President. He served as a director of CareInsite from 1999 until September 2000. Mr. Singer was Vice Chairman and Co-Chief Executive Officer of Medical Manager from July 1999 until September 2000. Mr. Singer was Chairman of the Board and a Chief Executive Officer of Medical Manager Health Systems, Inc., then known as Medical Manager Corporation, and its predecessors for more than five years prior to July 1999.

Incumbent Class I directors with a term expiring 2002:

L. John Doerr	50	Mr. Doerr has served as a director of WebMD since July 1997. He has been a general partner at Kleiner Perkins Caufield & Byers, or KPCB, a venture capital firm, since 1980. Prior to joining KPCB, Mr. Doerr worked at Intel Corporation for five years. He is also a director of Amazon.com, Inc., drugstore.com, Inc., Handspring, Inc., Homestore.com, Inc., Intuit Inc., Martha Stewart Living Omnimedia, Inc. and Sun Microsystems, Inc.

Joseph E. Smith	62	Mr. Smith has served as a director of WebMD since September 2000. Mr. Smith was a director of CareInsite from 1999 until September 2000. Mr. Smith served in various positions with Warner-Lambert Company, a pharmaceutical company, from March 1989 to September 1997, most recently as Corporate Vice President and a member of the Office of the Chairman and the firm’s Management Committee. Mr. Smith is a director of Boren, LePore and Associates, Inc. and Claneil Enterprises, Inc. He also serves on the Board of Trustees of the International Longevity Center, a non-profit organization.

Incumbent Class II directors with a term expiring 2003:

Paul A. Brooke	55	Mr. Brooke has served as a director of WebMD since November 2000. Mr. Brooke has been the managing member of PMSV Holdings LLC, a private investment firm, since 1993 and a venture partner of MPM Bioventures, a venture capital firm specializing in the healthcare industry, since 1997. Mr. Brooke has also been an advisory director to each of Morgan Stanley Dean Witter & Co. and Skyline Partners since April 2000. From 1983 until April 1999, Mr. Brooke was a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley. From April 1999 until May 2000, he was a Managing Director at Tiger Management LLC.

James V. Manning	54	Mr. Manning has served as a director of WebMD since September 2000. He served as a director of CareInsite from 1999 until September 2000. Mr. Manning was Vice Chairman of the Board of Medical Manager and its predecessor, Synetic, from March 1998 to July 1999, was its Chief Executive Officer from January 1995 to March 1998, was its President from July 1996 to March 1998 and, until March 1998, was an executive officer for more than five years. Until December 1994, Mr. Manning had been an executive officer of Medco for more than five years. Mr. Manning is also Chairman of the Board of Group 1 Software, Inc., a computer software company.

Charles G. V. Stevens	44	Mr. Stevens was elected as a director of WebMD in accordance with a May 1999 agreement we entered into with Microsoft Corporation in connection with our strategic alliance with Microsoft and has served in that capacity since May 2000. Mr. Stevens joined Microsoft in 1984 and has served as Vice President of Microsoft’s Enterprise Partner Group since 1997. From 1994 until 1997, he served as Vice President, Far East of Microsoft. He served in various other capacities with Microsoft from 1984 until 1994.

Martin J. Wygod	61	Mr. Wygod has served as Chairman of the Board of Directors of WebMD since March 2001, as our Chief Executive Officer since October 2000 and as a director since September 2000. From September 2000 until October 2000, Mr. Wygod served as Co-Chief Executive Officer of WebMD. From May 1989 until September 2000, Mr. Wygod was Chairman of the Board and a director of Medical Manager and its predecessor, Synetic, until 1999. For part of that time, he was also Chief Executive Officer of Medical Manager. He also served as Chairman of the Board of CareInsite from 1999 until September 2000. He is also engaged in the business of racing, boarding and breeding thoroughbred horses, and is President of River Edge Farm, Inc.

      No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of WebMD, except:

•	Messrs. Manning, Singer, Smith and Wygod and Dr. Adler were appointed as directors in connection with the merger transactions in September 2000 involving WebMD, Medical Manager and CareInsite.

•	Mr. Stevens was appointed as a director pursuant to an agreement between WebMD and Microsoft that is no longer in effect. No agreement or understanding exists with respect to any future nomination of a representative of Microsoft.

Meetings and Committees of the Board of Directors

      Our Board of Directors met 13 times, including telephone conference meetings, during 2000. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent. Each of our current directors attended, during the period in which he served as a director in 2000, 75% or more of the meetings held by our Board and the Board committees on which he served.

      Our Board of Directors currently has three standing committees: a Compensation Committee, an Audit Committee and an Executive Committee. Our Board does not have a standing nominating committee. The entire Board performs those functions sometimes performed by a nominating committee.

      The Compensation Committee, which met three times during 2000, is currently comprised of Dr. Adler and Messrs. Doerr and Smith. For a description of the responsibilities of the Compensation Committee, see “Report of the Compensation Committee” below.

      The Audit Committee, which met four times during 2000, is currently comprised of Dr. Adler and Messrs. Doerr and Smith. For a description of the responsibilities of the Audit Committee, see “Report of the Audit Committee” below.

      Effective March 20, 2001, our Board appointed an Executive Committee and delegated to the Executive Committee the power to exercise, to the fullest extent permitted by law, the powers of the entire Board. The Executive Committee is currently comprised of Messrs. Brooke, Doerr, Manning, Smith and Wygod.

Director Compensation

      Our directors do not receive any cash fees for their service on our Board of Directors or any Board committee, but they are entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. All Board members are eligible to receive stock options under our 2000 Long-Term Incentive Plan and our 1996 Stock Plan, and outside directors receive stock options pursuant to automatic grants of stock options under our 2000 Long-Term Incentive Plan annually on January 1. The options to purchase common stock of Medical Manager or CareInsite issued to those of our directors who previously were directors of those companies were converted into options to purchase WebMD common stock at the time of WebMD’s merger transactions with those companies and remain outstanding.

      In January 2000, we granted to Mr. Doerr and to each of the four other outside directors at that time options to purchase 20,000 shares of WebMD common stock under the 1996 Stock Plan with an exercise price equal to $37.50 per share. In November 2000, we granted to Dr. Adler and to each of Messrs. Brooke, Manning, Sarkowsky and Smith options to purchase 30,000 shares of WebMD common stock under our 2000 Long-Term Incentive Plan with an exercise price equal to $8.1875 per share.

      Each of Messrs. Brooke, Doerr, Manning, Sarkowsky, Smith and Stevens and Dr. Adler received an automatic grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $7.9375 per share, in January 2001 and an additional grant of options to purchase 20,000 shares of WebMD common stock, with an exercise price equal to $3.43 per share, in September 2001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of these securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the forms furnished to us, all of our directors and officers subject to the reporting requirements and each beneficial owner of more than ten percent of our common stock satisfied all applicable filing requirements except that Patricia Fili-Krushel, who was our Chief Executive Officer, Consumer Sales and Services until her resignation in July 2001, failed to timely file an initial report upon becoming an executive officer in April 2000, which report has been filed.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation earned for services rendered to WebMD by the “named executive officers”. The named executive officers are both individuals who served as our chief executive officer during 2000 and our four other most highly compensated executive officers who earned more than $100,000 in 2000 and were serving as executive officers at the end of 2000.

      In accordance with the rules of the SEC, this table does not include certain perquisites and other benefits received by the named executive officers which do not exceed the lesser of $50,000 or 10% of any officer’s salary and bonus disclosed in this table.

Summary Compensation Table

						Long-Term
						Compensation

						Awards

		Annual Compensation				Securities
						Underlying		All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Options(#)		Compensation

Martin J. Wygod	2000	$300	(1)	$—		—	(2)	$—
Chairman of the Board of
Directors and Chief Executive
Officer

Jeffrey T. Arnold(3)	2000	197,917		—		4,000,000		4,005,000	(4)(5)
Former Co-Chief Executive	1999	41,667	(6)	—		—	(7)	1,000	(4)
Officer

Marvin P. Rich(8)	2000	146,538	(8)	500,000	(8)	—	(9)	289,801	(10)
Former President

Patricia Fili-Krushel(11)	2000	727,564	(12)	363,014	(12)	550,000		—
Former Chief Executive Officer,
Consumer Sales and Services

K. Robert Draughon	2000	280,429		—		350,000		6,000	(4)
Executive Vice President,	1999	26,425	(13)	—		—	(14)	715	(4)
Business Development

Jack D. Dennison(15)	2000	272,596		—		625,000		—

Former Executive Vice President,	1999	137,500		7,144		250,000		—
Co-General Counsel
and Secretary

(1)	Mr. Wygod was not employed by us prior to our mergers with Medical Manager and CareInsite on September 12, 2000. As a result, only compensation that we paid to Mr. Wygod beginning on that date is reflected in this table.

(2)	Does not include options to purchase shares of Medical Manager common stock that we assumed in our merger with Medical Manager and that were converted in that merger into options to purchase 3,000,000 shares of our common stock at an exercise price of $12.75 per share, 25,000 shares of our common stock at an exercise price of $10.00 per share, 25,000 shares of our common stock at an exercise price of $14.80 per share, 25,000 shares of our common stock at an exercise price of $15.50 per share, 25,000 shares of our common stock at an exercise price of $22.90 per share and 585,000 shares of our common stock at an exercise price of $13.8462 per share.

(3)	Mr. Arnold served as our Chief Executive Officer until September 2000, when he became Co-Chief Executive Officer. Mr. Arnold resigned in October 2000.

(4)	Consists of automobile allowance.

(5)	Includes $4,000,000 that we paid to Mr. Arnold pursuant to a letter agreement that we entered into with Mr. Arnold in connection with his resignation as our Co-Chief Executive Officer. For more information, see “Compensation Arrangements with Executive Officers — Arrangements with Mr. Arnold” below.

(6)	Mr. Arnold was not employed by us prior to our merger with WebMD, Inc. on November 12, 1999. As a result, only compensation that we paid to Mr. Arnold beginning on that date is reflected in this table.

(7)	Does not include options to purchase shares of WebMD, Inc. common stock that we assumed in our merger with WebMD, Inc. and that were converted in that merger into options to purchase 2,486,741 shares of our common stock at an exercise price of $6.04 per share.

(8)	Mr. Rich was not employed by us prior to our mergers with Medical Manager and CareInsite on September 12, 2000. As a result, only compensation that we paid to Mr. Rich beginning on that date is reflected in this table. In January 2001, we paid the entire amount of Mr. Rich’s bonus for services rendered by him during 2000. Mr. Rich resigned in September 2001.

(9)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite and that were converted in those mergers into options to purchase 1,125,000 shares of our common stock at an exercise price of $25.80 per share, 1,125,000 shares of our common stock at an exercise price of $11.55 per share, 750,000 shares of our common stock at an exercise price of $6.00 per share, 585,000 shares of our common stock at an exercise price of $52.4519 per share and 585,000 shares of our common stock at an exercise price of $16.8269 per share.

(10)	Consists of relocation expense reimbursement and an amount sufficient to pay the taxes payable by Mr. Rich as a result of that reimbursement.

(11)	Ms. Fili-Krushel resigned in July 2001.

(12)	Ms. Fili-Krushel was not employed by us prior to April 10, 2000. As a result, only compensation that we paid to Ms. Fili-Krushel beginning on that date is reflected in this table. The amount of Ms. Fili-Krushel’s bonus reflects the portion attributable to 2000.

(13)	Mr. Draughon was not employed by us prior to our merger with WebMD, Inc. on November 12, 1999. As a result, only compensation that we paid to Mr. Draughon beginning on that date is reflected in this table.

(14)	Does not include options to purchase shares of WebMD, Inc. common stock that we assumed in our merger with WebMD, Inc. and that were converted in that merger into options to purchase 554,798 shares of our common stock at an exercise price of $0.81 per share, 136,770 shares of our common stock at an exercise price of $6.04 per share and 248,674 shares of our common stock at an exercise price of $8.05 per share.

(15)	Mr. Dennison served as our Executive Vice President, General Counsel and Secretary until September 2000, when he became Executive Vice President, Co-General Counsel and Secretary. Mr. Dennison resigned in January 2001.

      The following table presents information concerning the options to purchase our common stock granted during the fiscal year ended December 31, 2000 to our named executive officers.

Option Grants in Fiscal 2000

	Individual Grants

	Number of		Percent of Total
	Securities		Options		Market
	Underlying		Granted to	Exercise or	Price on		Grant Date
	Options		Employees in	Base Price	Date of	Expiration	Present
Name	Granted		2000(1)	Per Share	Grant	Date	Value(2)

Martin J.Wygod	—	(3)	—%	$—	$—	—	$—

Jeffrey T. Arnold	2,500,000	(4)	6.04%	16.0625	16.0625	05/12/10	25,201,532
	1,500,000	(4)	3.62%	16.0625	16.0625	08/01/10	9,524,409

	4,000,000		9.66%				34,725,941

Marvin P. Rich	—	(5)	—%	—	—	—	—

Patricia Fili-Krushel	550,000	(6)	1.33%	9.0625	16.0625	05/12/10	6,693,114

K. Robert Draughon	100,000	(6)	0.24%	21.6875	21.6875	04/06/10	1,121,460
	250,000	(6)	0.60%	16.1250	16.1250	09/12/10	1,788,950

	350,000		0.84%				2,910,410

Jack D. Dennison	200,000	(7)	0.48%	21.6875	21.6875	04/06/10	2,264,860
	425,000	(7)	1.03%	15.8750	15.8750	09/12/10	3,083,163

	625,000		1.51%				5,348,023

(1)	Based upon the total number of options that we granted to our employees during 2000.

(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise prices, (b) the exercise of options within three and one-half years of the date that they become exercisable, (c) a risk-free interest rate of 5.29% per annum and (d) volatility of 1.0. The ultimate values of the options will depend on the future market price of our common stock which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure you that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

(3)	Does not include options to purchase shares of Medical Manager common stock that we assumed in our merger with Medical Manager and that were converted in that merger into options to purchase 3,000,000 shares of our common stock at an exercise price of $12.75 per share, 25,000 shares of our common stock at an exercise price of $10.00 per share, 25,000 shares of our common stock at an exercise price of $14.80 per share, 25,000 shares of our common stock at an exercise price of $15.50 per share, 25,000 shares of our common stock at an exercise price of $22.90 per share and 585,000 shares of our common stock at an exercise price of $13.8462 per share.

(4)	Pursuant to a letter agreement that we entered into with Mr. Arnold on October 11, 2000 in connection with his resignation as our Co-Chief Executive Officer, these options became fully vested and exercisable on that date. For more information, see “Compensation Arrangements with Executive Officers — Arrangements with Mr. Arnold” below.

(5)	Does not include options to purchase shares of Medical Manager or CareInsite common stock that we assumed in our mergers with Medical Manager and CareInsite on September 12, 2000 and that were converted in those mergers into options to purchase 1,125,000 shares of our common stock at an exercise price of $25.80 per share, 1,125,000 shares of our common stock at an exercise price of $11.55 per share, 750,000 shares of our common stock at an exercise price of $6.00 per share, 585,000 shares of our common stock at an exercise price of $52.4519 per share and 585,000 shares of our common stock at an exercise price of $16.8269 per share. Pursuant to a letter agreement that we entered into with Mr. Rich as of September 19, 2001 in connection with his resignation, the options granted to Mr. Rich became fully vested and exercisable on that date. For more information, see “Compensation Arrangements with Executive Officers — Arrangements with Mr. Rich” below.

(6)	25% of these options vest and become exercisable on the first anniversary of the date of grant and the remainder vest and become exercisable at the rate of 1/48 per month thereafter for the next three years. These options were granted to Ms. Fili-Krushel on May 12, 2000 and to Mr. Draughon on April 6, 2000, with respect to options to purchase 100,000 shares, and on September 12, 2000, with respect to options to purchase 250,000 shares.

(7)	Pursuant to letter agreements that we entered into with Mr. Dennison on September 12, 2000 and October 11, 2000, these options became fully vested and exercisable when Mr. Dennison resigned on January 26, 2001. For more information, see “Compensation Arrangements with Executive Officers — Arrangements with Mr. Dennison” below.

Aggregated Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values

      The following table sets forth information with respect to the named executive officers concerning exercisable and unexercisable options held as of December 31, 2000. The values of in-the-money options are based on the year-end closing price of our common stock as of December 29, 2000 of $7.9375 and are net of the option exercise price.

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		December 31, 2000		December 31, 2000
	on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)

Martin J. Wygod	240,000	$385,512 (1)	350,000	3,335,000	$—	$—

Jeffrey T. Arnold	—	—	4,486,741	—	4,718,591	—

Marvin P. Rich	—	—	—	4,170,000	—	1,453,125

Patricia Fili-Krushel	—	—	—	550,000	—	—

K. Robert Draughon	—	—	396,907	818,335	2,113,648	1,565,634

Jack D. Dennison	—	—	210,015	789,985	463,366	70,697

(1)	Value realized upon exercise on October 13, 2000 of options to purchase 240,000 shares of our common stock.

Compensation Arrangements with Executive Officers

Arrangements with Martin J. Wygod

      In October 2001, we entered into a five-year employment agreement with Martin J. Wygod. The employment agreement provides that Mr. Wygod will be Chairman and Chief Executive Officer of WebMD. Pursuant to the employment agreement, Mr. Wygod will receive an annual base salary of $1,000 per year, which will be increased to $1.4 million per year at such time that WebMD generates Income, as determined by the Compensation Committee based upon a formula contained in the employment agreement.

      In the event of termination of Mr. Wygod’s employment by us without “cause” or by Mr. Wygod for “good reason,” as those terms are defined in his employment agreement, Mr. Wygod would become a consultant for us and would be entitled to receive his salary (the greater of his actual salary and the $1.4 million) and continuation of benefits for the longer of two years and the expiration of the term of the employment period. In addition, all options, or other forms of equity compensation, granted to Mr. Wygod which have not vested prior to the date of termination would be vested as of the date of termination and would continue to be exercisable for so long as he remains a consultant (or longer if the plan or agreement expressly provided). In the event that Mr. Wygod’s employment is terminated due to death or disability, he would receive the same benefits as described above, except that his salary would continue at the rate in effect at the time of his termination.

      The employment agreement provides that in the event of a “change in control” (as defined in the employment agreement) all outstanding options and other forms of equity compensation would become immediately vested on the date of the change in control and, if following the change in control, Mr. Wygod’s employment terminates for any reason other than cause, they will continue to be exercisable until the tenth anniversary of the applicable date of grant.

      The employment agreement contains confidentiality obligations that survive indefinitely, and nonsolicitation and noncompetition obligations that continue until the second anniversary of the date his employment has ceased.

      The employment agreement contains a tax gross-up provision relating to any excise tax that Mr. Wygod incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Jeffrey T. Arnold

      In connection with Jeffrey T. Arnold’s resignation as our Co-Chief Executive Officer in October 2000, we entered into a letter agreement with Mr. Arnold dated October 11, 2000. Pursuant to the letter agreement, we paid Mr. Arnold $4,000,000 and agreed to continue his participation in our benefit plans until the earlier of the 18-month anniversary of the date of termination and the date on which Mr. Arnold becomes covered by another comparable plan. Mr. Arnold’s resignation was treated as a termination without cause and, as a result, all of his outstanding options became fully vested at the time of his resignation and will remain exercisable for ten years from the applicable date of grant.

      Mr. Arnold is subject to noncompetition, nonsolicitation and confidentiality provisions. Mr. Arnold is entitled to receive a tax gross-up payment to the extent of any excise taxes he incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Marvin P. Rich

      In connection with Marvin P. Rich’s resignation as our President in September 2001, we entered into a letter agreement with Mr. Rich effective September 19, 2001. Pursuant to the letter agreement, Mr. Rich is entitled to continuation of his annual base salary of $500,000 until September 19, 2004, annual bonuses of $500,000 for calendar years 2001, 2002 and 2003, and continued participation in our benefit plans until September 19, 2004 or, if earlier, until he is offered comparable coverage with a subsequent employer. In addition, all outstanding options granted to Mr. Rich became fully vested and immediately exercisable upon the date of termination and remain exercisable through the tenth anniversary of the applicable date of grant.

      Mr. Rich is subject to nonsolicitation, noncompetition and confidentiality provisions. WebMD’s obligations under the letter agreement will cease if Mr. Rich materially breaches these obligations. Mr. Rich is entitled to receive a tax gross-up payment to the extent of any excise taxes he incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Patricia Fili-Krushel

      In connection with Patricia Fili-Krushel’s resignation as our Chief Executive Officer, Consumer Sales and Services, we entered into a letter agreement with Ms. Fili-Krushel in July 2001. Pursuant to the letter agreement, WebMD will pay to Ms. Fili-Krushel, in equal installments during the three-year period following her resignation, (a) 50% of her annual base salary of $1,000,000 from July 13, 2001 through May 13, 2004 and (b) $750,000, which represents 50% of her minimum annual bonus of $500,000 for 2001, 2002 and 2003. In addition, the option to purchase 550,000 shares of WebMD common stock granted to Ms. Fili-Krushel was deemed vested, but continues to become exercisable in accordance with its original terms and remains exercisable through June 15, 2004.

      Ms. Fili-Krushel is subject to nonsolicitation, noncompetition and confidentiality provisions. WebMD’s obligations under the letter agreement are conditioned on Ms. Fili-Krushel’s compliance with these provisions.

Arrangements with K. Robert Draughon

      In connection with the WebMD, Inc. merger, we became party to an employment agreement effective February 1, 1998 with K. Robert Draughon which, as modified by a letter agreement dated September 12, 2000, is described below. The employment agreement provides for Mr. Draughon’s appointment as our Executive Vice President, Business Development. Pursuant to the employment agreement, Mr. Draughon is to receive an annual base salary of $450,000 and is entitled to participate in any bonus program established by us for our senior executive officers.

      In the event of the termination of Mr. Draughon’s employment due to his death or disability, by us without “cause” or by Mr. Draughon for “good reason,” as those terms are defined in Mr. Draughon’s employment agreement, he would be entitled to continuation of his base salary for twelve months and continuation of benefit plans for twelve months. In addition, all options granted to Mr. Draughon prior to December 31, 2000 which have not vested prior to the date of termination would be vested as of the date of termination and all such options would continue to be exercisable until the tenth anniversary of the applicable date of grant.

      If Mr. Draughon’s employment is terminated by us for cause or by him without good reason, he is not entitled to any further compensation or benefits. In addition, any options granted to him prior to December 31, 2000 which have not vested prior to the date of termination will be forfeited, and any such options which have vested at that time will continue to be exercisable until the tenth anniversary of the applicable date of grant.

      The employment agreement contains confidentiality obligations, some of which survive indefinitely and some of which end on the first anniversary of the date employment has ceased, and nonsolicitation and noncompetition obligations that end on the second anniversary of the date employment has ceased.

      The employment agreement contains a tax gross-up provision relating to any excise taxes that Mr. Draughon incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

Arrangements with Jack D. Dennison

      On September 12, 2000, we entered into a letter agreement with Jack D. Dennison which was modified by a letter agreement dated October 11, 2000.

      Mr. Dennison resigned effective January 26, 2001 and, in accordance with the terms of the letter agreement, the resignation was mutually agreed to be for good reason. As a result, Mr. Dennison is entitled to continuation of his base salary of $450,000 for twelve months and continuation of benefit plans for twelve months. In addition, all options which were not vested prior to the date of termination became vested as of that date and all options will continue to be exercisable until the tenth anniversary of the applicable date of grant.

      The letter agreement contains nonsolicitation and noncompetition obligations that end on January 26, 2003.

      The letter agreement contains a tax gross-up provision relating to any excise taxes that Mr. Dennison incurs by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock with the comparable cumulative return of the Nasdaq Stock Market Index (U.S.), the Standard & Poor’s Computer (Software and Services) — SuperComposite Index and the Morgan Stanley Internet Index over the period of time from February 11, 1999, the initial trading date of our common stock, through December 31, 2000. The graph assumes that $100 was invested in our common stock and each index on February 11, 1999 and, except with respect to the Morgan Stanley Internet Index, that all dividends were reinvested. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

      Pursuant to applicable rules under the Securities Exchange Act of 1934 relating to proxy statements, we are required to include in the graph below an index of companies in our industry or line-of-business. In last year’s proxy statement, we included the Morgan Stanley Internet Index to meet this requirement. In this Proxy Statement, we have included the S&P Computer (Software and Services) — SuperComposite Index to meet this requirement. We made this change because we believe that, as a result of the acquisitions made by WebMD during 2000, the S&P Computer (Software & Services) — SuperComposite Index is a more appropriate index to use in this Proxy Statement. We have included the Morgan Stanley Internet Index in the graph below because the applicable SEC rules require that we do so in connection with making the change to the S&P Computer (Software and Services) — SuperComposite Index.

REPORT OF THE COMPENSATION COMMITTEE

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., L. John Doerr and Joseph E. Smith. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee:

•	administers our executive compensation program and our equity compensation plans

•	has responsibility for the approval of compensation levels for and grants of options to our executive officers

•	reviews and makes recommendations regarding other matters relating to WebMD’s compensation practices and

•	advises and consults with our officers regarding managerial personnel policies.

      WebMD’s compensation policies are intended to provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives and link their total compensation to increases in shareholder value. The compensation of each of our executive officers (including our Chief Executive Officer) may, in one or more years, be comprised of the following three elements:

•	base salary

•	annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by or at the direction of the Compensation Committee

•	stock-based incentive awards, such as stock options, which strengthen the mutuality of interests between our executive officers and our stockholders.

Mr. Wygod, our Chief Executive Officer, currently receives a salary of $1,000 per year. Since joining WebMD and for the five prior years at Medical Manager Corporation and its predecessors, Mr. Wygod’s salary has been in similar amounts or less and he has not received any cash bonuses or similar payments from WebMD or the other companies. At such time as WebMD generates Income, as determined by the Compensation Committee based upon a formula contained in Mr. Wygod’s employment agreement, Mr. Wygod would begin to receive an annual base salary of $1.4 million. The salaries and bonuses of the other executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the compensation packages for similar positions at other companies.

      The Compensation Committee intends to continue to use stock options as a key component of executive and employee compensation in order to provide long-term incentives that are aligned to the interests of the stockholders of WebMD. Stock options are generally exercisable in installments over periods of three to four years and are generally granted at a price that is equal to the fair market value of our common stock on the date of grant, reflecting the objective of the Compensation Committee to link compensation to increases in shareholder value through stock appreciation and to attract and retain qualified executives and employees. No specific formula is used to determine stock option grants to any particular person (including the Chief Executive Officer and the executive officers), but grants are generally based upon factors such as the optionee’s contribution to WebMD’s performance and expected contribution to meeting long-term strategic goals of WebMD. Stock options typically have been granted to executive officers and other employees when the person first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. WebMD may, however, grant additional stock options to executive officers and other employees in other situations where appropriate in order to retain and motivate executives and other employees.

      During the current fiscal year, in September 2001, the Compensation Committee approved a grant to the Chief Executive Officer of options to purchase 1,395,000 shares of WebMD common stock and a broad-based grant to full-time employees who hold options, which will generally provide such employees with options to purchase additional shares in an amount equal to 25% of the shares subject to their outstanding options, up to a maximum of 500,000 shares. Options to purchase a total of approximately 17.2 million shares were included in these September 2001 grants. The exercise price of these options is $3.43, the closing price of WebMD common stock on September 20, 2001, and the options vest in equal annual installments over three years, subject to continued employment. The Compensation Committee made this grant in order to provide appropriate incentives to these optionees to increase shareholder value in light of the fact that the exercise prices of a substantial portion of the outstanding options were significantly higher than the current market price of WebMD’s common stock and, as a result, those options were no longer functioning as an effective incentive. The Compensation Committee also believed that the grant will help WebMD retain valuable executives and employees whose compensation packages might otherwise not be competitive with those available from other potential employers, including grants of options with an exercise price based on current market prices of the stocks of those employers. The Compensation Committee noted that numerous other companies have, for similar reasons, recently either granted new options or exchanged existing options for new options in response to significant declines in the market prices of their stocks.

      We regularly evaluate our compensation philosophy and the methods we are using to implement that philosophy to determine whether our objectives are being met. These evaluations may from time to time result in changes in our philosophy or the methods of implementation.

      Section 162(m) of the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executive officers. It is the policy of the Compensation Committee to comply, where practicable, with Section 162(m) of the Code so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, WebMD’s stock option plans under which awards are made to officers and directors are currently designed to ensure that compensation attributable to options granted will be tax deductible by WebMD. The Compensation Committee does not anticipate that the compensation from WebMD to any executive officer during the fiscal year ending December 31, 2001 will exceed the limits on deductible compensation for such period. The Compensation Committee recognized that $400,000 of the $1,400,000 salary that Mr. Wygod would receive if the conditions described above are met would exceed the limits on deductibility beginning with the first full fiscal year that it would apply. However, the Compensation Committee believes that the arrangement with Mr. Wygod is in the best interests of WebMD and its stockholders.

Mark J. Adler, M.D.
L. John Doerr
Joseph E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of the Compensation Committee of our Board of Directors are Mark J. Adler, M.D., L. John Doerr and Joseph E. Smith. During 2000, James H. Clark, Eric J. Gleacher and William W. McGuire, M.D., who resigned as members of the Board of Directors in October 2000, February 2001 and January 2000, respectively, were also members of the Compensation Committee. Mr. Gleacher, who resigned from our board in February 2001, is the Chief Executive Officer and Chairman of the Board of Gleacher & Co. LLC, which provided financial advisory services to us during 2000. Mr. Clark, who served as our Chairman of the Board of Directors from December 1995 until November 1999, resigned from our board in October 2000. Dr. McGuire, who resigned from our board in January 2000, is the Chairman and Chief Executive Officer of UnitedHealth Group, which, with its affiliates, entered into service and license agreements with us. Although UnitedHealth Group was one of our principal stockholders, its holdings no longer constitute more than 5% of our common stock.

      No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

INDEPENDENT AUDITORS

Information Regarding our Independent Auditors

      Ernst & Young LLP has served as our independent auditors since 1995. Upon recommendation of its Audit Committee, our Board of Directors has appointed Ernst & Young as our independent auditors for the fiscal year ending December 31, 2001. A representative of Ernst & Young is expected to be present at the annual meeting. The representative will be afforded an opportunity to make a statement and will be available to respond to questions by stockholders.

Services and Fees of Ernst & Young

      Audit Fees. WebMD paid fees of approximately $790,000 to Ernst & Young for their audit of our annual financial statements for 2000 and fees of approximately $180,000 for their reviews of our quarterly financial statements during 2000.

      Financial Information Systems Design and Implementation Fees. Financial information systems design and implementation fees for services provided by Ernst & Young to WebMD during 2000 were approximately $712,000. Financial information systems design and implementation fees consist of fees billed by the Ernst & Young consulting group prior to its sale on May 27, 2000 to Cap Gemini, a French public company not affiliated with Ernst & Young.

      All Other Fees. Fees for all other services provided to WebMD by Ernst & Young during 2000 were approximately $3,100,000, including fees for audit-related services of approximately $1,900,000 and fees for non-audit services of approximately $1,200,000. The audit-related services consisted primarily of services relating to statutory audits, information systems audits and business acquisitions and accounting consultation services. The non-audit services consisted primarily of tax consulting services and tax compliance services.

      The Audit Committee has determined that the provision by Ernst & Young of non-audit services to us in 2000 is compatible with Ernst & Young maintaining their independence.

REPORT OF THE AUDIT COMMITTEE

      The current members of the Audit Committee of our Board of Directors are Mark J. Adler, M.D., L. John Doerr and Joseph E. Smith. The Audit Committee oversees WebMD’s financial reporting process on behalf of our Board of Directors and is composed solely of directors who are independent under the Nasdaq Stock Market’s listing standards. The Audit Committee is responsible for, among other things:

•	recommending to the Board the appointment of WebMD’s independent auditors and evaluating such auditors’ performance and independence,

•	approving the fees to be paid to the independent auditors,

•	reviewing the annual audit plan and the adequacy and effectiveness of internal controls,

•	reviewing the annual audited financial statements and the interim unaudited financial statements with WebMD’s financial management and independent auditors, and

•	reviewing and making recommendations regarding our internal accounting practices and policies and related matters.

      The Audit Committee operates under a written charter adopted by the Board of Directors on May 12, 2000, which was included as Annex I to the Proxy Statement for our 2000 annual meeting, a copy of which was filed with the SEC on August 7, 2000. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process for 2000 and particularly with regard to our audited consolidated financial statements included in our Annual Report on Form 10-K for 2000.

      Our management has the primary responsibility for WebMD’s financial statements and reporting process, including the systems of internal controls. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as WebMD’s independent auditors for the coming year. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to WebMD’s financial statements or any professional certification as to the independent auditors’ work. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for 2000. In addition, the Audit Committee reviewed with WebMD’s independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with Ernst & Young their independence from management and WebMD, including the matters in the written disclosures required of Ernst & Young by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2000 by Ernst & Young that were unrelated to their audit of the financial statements referred to above and to their reviews of our interim financial statements during 2000 is compatible with maintaining Ernst & Young’s independence.

      Additionally, the Audit Committee discussed with our independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our annual report on Form 10-K for 2000 for filing with the SEC. The Audit Committee also recommended to our Board of Directors that we retain Ernst & Young LLP as our independent auditors for 2001 and the Board concurred in its recommendation.

Mark J. Adler, M.D.
L. John Doerr
Joseph E. Smith

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Microsoft

      We entered into a five-year strategic alliance with Microsoft in May 1999. In March 2001, we executed a non-binding letter of intent with Microsoft with respect to a new relationship. In April 2001, we entered into definitive agreements with Microsoft to implement the new relationship, which is effective as of January 1, 2001. The original relationship and the new relationship are each described below.

      Original Strategic Relationship. Under the terms of the original strategic relationship, WebMD has been developing, hosting and maintaining on our servers a health channel for MSN and was required to pay Microsoft an aggregate of $162,000,000 in carriage fees for the distribution of that content. In addition, Microsoft and WebMD each committed co-marketing funds of $50,000,000 over the first two years of the term. As of December 31, 2000 and 1999, WebMD had recognized $30,562,000 and $3,950,000, respectively, as sales and marketing expense related to the carriage fees.

      Microsoft was required to remit to WebMD 100% of the net revenue over the term of the agreement from banner and other advertising and e-commerce transactions generated on the health channel or advertising that Microsoft placed on WebMD.com each year during the term until we received an amount equal to that year’s carriage fees, including guaranteed minimum amounts of $22,500,000 in each of the first two years of the term, and was required to share revenue equally with us after that. We were required to pay Microsoft a 25% commission on the portion of the revenue received up to the annual guaranteed minimum amounts for all advertisements placed by Microsoft. We recognized this advertising revenue when Microsoft notified us that advertisements had been placed on the health channel and billed by Microsoft, not based on the guaranteed minimum amounts. During 2000 and 1999, we recognized $5,996,000 and $1,590,000, respectively, net of commissions, related to health channel advertising.

      Microsoft agreed to sponsor up to 5.0 million subscriber months, for $29.95 per month, of subscriptions to our physician Web site over the term of the agreement. We were required to pay a $5 per month commission on all subscriptions placed by Microsoft. During 2000 and 1999, WebMD recorded $16,114,000 and $1,845,000, respectively, as revenue, net of commissions, related to subscriptions sponsored by Microsoft.

      WebMD was required to share with Microsoft 50% of net revenue from banner and other advertising on our physician Web site generated by sponsored subscriptions until Microsoft received the amount it had incurred for its sponsored subscriptions. Thereafter, WebMD was required to share 25% of this revenue with Microsoft. In addition, WebMD was required to share with Microsoft 15% of WebMD’s net revenue from e-commerce transactions and additional services not included in the basic subscription to WebMD’s physician Web site generated by these sponsored subscriptions. There were no obligations to Microsoft as of December 31, 2000 or 1999 relating to this provision.

      New Strategic Relationship. To implement the new relationship, the parties entered into two definitive agreements. The first agreement related to technology matters and was terminated by the parties on September 14, 2001. No payments were made by either party under the terminated agreement. Under the second agreement, WebMD will program the majority of the MSN health channel, and WebMD and MSN will share revenues derived from advertising, sponsorship and e-commerce on the MSN health channel site, with WebMD receiving 100% of revenues up to an agreed upon annual threshold (or until an agreed upon maximum for the contract period is reached) and 60% thereafter. WebMD will no longer pay carriage fees to Microsoft. The term of this agreement is scheduled to expire on June 30, 2004. In connection with the new relationship, the parties agreed that Microsoft would no longer be responsible for funding the sponsorship of subscriptions to WebMD’s physician portal, and WebMD would no longer be required to share with Microsoft revenue generated by physician usage of WebMD’s healthcare portals.

      Other. In connection with the original strategic relationship, Microsoft acquired shares of common stock and a warrant to purchase shares of common stock of WebMD, Inc. These securities were converted into securities of our company as a result of the merger of Healtheon Corporation and WebMD, Inc. in November 1999. As of October 15, 2001, Microsoft owned 11,933,340 shares of our common stock and a warrant to purchase an additional 13,676,389 shares of our common stock. The warrant is fully vested and expires on May 12, 2004. Microsoft has registration rights with respect to the shares that it owns and the shares issuable upon exercise of its warrant.

Quintiles

      As part of the transaction in which WebMD acquired Envoy from Quintiles Transnational Corp. in May 2000, WebMD entered into a Data Rights Agreement and an Internet Product Development and Marketing Agreement with Quintiles and Dennis Gillings, Ph.D., was appointed to the Board of Directors of WebMD, a position from which he resigned effective October 8, 2001. During 2000, Quintiles did not make any payments to WebMD pursuant to the Data Rights Agreement and paid WebMD $929,000 for engineering services under the Internet Product Development Agreement. During 2001, Quintiles did not make any payments to WebMD pursuant to either of these agreements.

      As part of a settlement of litigation between WebMD and Quintiles, the parties terminated the Data Rights Agreement and the Internet Product Development Agreement and all other agreements between them pursuant to a Settlement Agreement dated October 12, 2001. In accordance with the terms of the Settlement Agreement, on October 12, 2001, WebMD purchased from Quintiles, for $185 million in cash, all 35 million shares of WebMD common stock held by Quintiles and Quintiles ceased being a related party of WebMD.

      The Settlement Agreement also provides that Quintiles will have the right to receive a contingent payment (payable at WebMD’s option in cash and/or stock) in the event that, on or before June 30, 2004, WebMD is acquired at a price per WebMD share greater than $4.00 or Envoy is sold at an aggregate price of greater than $500 million. WebMD has no obligation to pursue either of these types of transactions.

•	In the case of an acquisition of WebMD on or before June 30, 2003, the contingent payment to Quintiles will equal the amount by which the price paid in the acquisition exceeds $4.00 per share, multiplied by 35 million. If the acquisition occurs after June 30, 2003 and on or before June 30, 2004, the contingent payment will be 80% of the payment described in the prior sentence.

•	In the case of a sale of Envoy on or before June 30, 2003, the contingent payment to Quintiles will equal 10% of the amount by which the price received in the sale exceeds $500 million. If the sale occurs after June 30, 2003 and on or before June 30, 2004, the contingent payment will be 80% of the payment described in the prior sentence.

News Corporation

      Pursuant to an agreement signed and publicly announced in December 1999 and closed in January 2000, WebMD entered into a strategic alliance with The News Corporation Limited, Fox Entertainment Group and certain of their affiliates, which we refer to collectively as News Corporation. On December 29, 2000, this strategic alliance was revised by the parties. On February 15, 2001, WebMD completed all transactions related to its revised strategic relationship with News Corporation and News Corporation ceased being a related party of WebMD. The original and revised strategic relationships are described below.

      Original Strategic Relationship. In January 2000, WebMD entered into a strategic relationship with News Corporation. The financial terms of the relationship included: $700,000,000 in media branding services by News Corporation, comprised of $400,000,000 domestically and $300,000,000 internationally over 10 years; a $100,000,000 cash investment commitment by News Corporation in an international joint venture; a $60,000,000 five-year licensing agreement for syndication of WebMD daily broadcast content; and the transfer to WebMD of 50% interests in The Health Network, a health-focused cable network, and thehealthnetwork.com. WebMD issued an aggregate of 155,951 shares of Series A preferred stock, convertible into 21,282,645 shares of WebMD’s common stock. In addition, News Corporation purchased 2,000,000 shares of WebMD common stock for an aggregate purchase price of $100,000,000 in cash.

      Revised Strategic Relationship. Under the revised relationship, WebMD retained the right to receive $205,000,000 in domestic media services over ten years from News Corporation and will continue to provide content to News Corporation for use across News Corporation’s media properties for the next four years.

News Corporation transferred its 50% interest in the international joint venture to WebMD and was relieved of its commitment to provide any future capital to the international joint venture and its commitment to provide any international media services. WebMD transferred its interest in The Health Network to News Corporation. WebMD was also relieved of all future capital commitments to The Health Network. During 2000, WebMD recognized $21,324,000 in advertising expense related to the domestic media services provided by News Corporation and $12,000,000 in revenue for content license fees.

      In connection with the revisions to the relationship, News Corporation surrendered 155,951 shares of WebMD’s Series A convertible preferred stock, which would have converted into 21,282,645 shares of WebMD common stock. WebMD granted to News Corporation a warrant to acquire 3,000,000 shares of its common stock at an exercise price of $15 per share. News Corporation has registration rights with respect to the shares of common stock issuable upon exercise of the warrant.

Officer Loans

      On April 6, 2001, we loaned $1,450,000 to K. Robert Draughon, our Executive Vice President, Business Development. The funds were advanced pursuant to a promissory note bearing interest at the fixed rate per annum of 4.63%. The loan is full recourse and is secured by a pledge by Mr. Draughon of all shares of our common stock, and all options to purchase shares of our common stock, owned by him. As of October 15, 2001, approximately $365,000 of the principal amount was outstanding.

      On September 11, 2000, Medical Manager loaned $500,000 to Kevin Cameron, our Executive Vice President, Business Development, which loan was assumed by us in our merger with Medical Manager. The funds were advanced pursuant to a promissory note bearing interest at the fixed rate per annum of 6.22%. The loan is secured by a pledge by Mr. Cameron of all shares of our common stock, and all options to purchase shares of our common stock, owned by him. As of October 15, 2001, the entire principal amount was outstanding.

Other

      We were reimbursed approximately $135,000 by a corporation controlled by Martin J. Wygod, our Chairman of the Board of Directors and Chief Executive Officer, for the partial use of our office facilities and for services rendered by our employees during 2000.

      We lease property in Alachua, Florida that is owned by a corporation controlled by Michael A. Singer, Chief Executive Officer and President, Practice Management Sales and Services and a member of WebMD’s Office of the President and of our Board of Directors, and a member of his family. We are responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 2009. During 2000, the amount of rent payable under the lease was approximately $630,000.

PROPOSAL 2:

AMENDMENT TO THE 2000 LONG-TERM INCENTIVE PLAN

TO INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN

      The Compensation Committee of our Board of Directors has determined that it is in the best interests of WebMD and our stockholders to amend WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares of our common stock reserved under this Plan by 10 million shares, to a total of 20 million shares. We are asking stockholders to ratify and approve this increase in the number of shares reserved under this Plan because, among other reasons, that approval will ensure tax deductible status for the awards granted under the Plan.

      As discussed in the Report of the Compensation Committee included in this Proxy Statement, given that the vast majority of the outstanding options held by our employees had exercise prices that were significantly above current market prices and were, accordingly, not serving their intended motivational purposes, the Compensation Committee approved a broad-based grant to full-time employees (including executive officers) who hold options in September 2001. As a result, the number of shares available for issuance of options under equity plans approved by stockholders was significantly reduced. As of September 28, 2001, approximately 153,000 shares were available for future grant under the 2000 Long-Term Incentive Plan. In addition, as of September 28, 2001, approximately 4 million shares were available for grant under our other stockholder approved plan, the 1996 Stock Plan. WebMD has also granted options under other plans or arrangements; however, our executive officers and our employees who we believe may become executive officers have not participated in these programs.

      WebMD operates in competitive and rapidly changing markets and needs to be able to attract, motivate and retain employees, including its executive officers. A competitive environment exists for attracting and retaining such personnel. The availability of additional options for future grants will provide WebMD with greater ability to attract and retain executive officers and other employees in the future by offering compensation packages competitive with those available from other potential employers, while continuing to allow WebMD to use stock options as a significant component of compensation.

      As of October 15, 2001, the market price of our common stock, based upon the last sales price as reported on the Nasdaq National Market, was $4.23 per share.

      Our Board of Directors recommends that stockholders vote “FOR” Proposal 2.

      Set forth below is a summary of the principal features of the 2000 Long-Term Incentive Plan. We will provide without charge to each person to whom this Proxy Statement is delivered, upon request and by first class mail within three days of receipt of the request, a copy of the 2000 Long-Term Incentive Plan. Any request should be directed as follows: Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361; telephone number (201) 703-3400. A copy of the 2000 Long-Term Incentive Plan was filed as Exhibit 10.1 to Amendment No. 1 to our Registration Statement on Form S-4 (No. 333-39592) filed with the SEC on August 1, 2001.

Summary of the 2000 Long-Term Incentive Plan

General

      The purpose of the 2000 Long-Term Incentive Plan is to promote our success by linking the interests of our employees, officers and directors to those of our stockholders, and by providing participants with an incentive for outstanding performance. As of October 15, 2001, there were approximately 4,300 people (which includes all of our employees and directors) eligible to participate in this Plan.

      Although we have only granted options (and, most recently, only non-qualified options) under the 2000 Long-Term Incentive Plan, the Plan authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be incentive stock options or non-qualified stock options

•	stock appreciation rights

•	performance shares

•	restricted stock

•	dividend equivalents

•	other stock-based awards

•	any other right or interest relating to our common stock, or

•	cash.

      Not more than 10% of the shares authorized under the 2000 Long-Term Incentive Plan may be granted as awards of restricted stock or unrestricted stock awards.

      To the extent an award granted under the 2000 Long-Term Incentive Plan is cancelled, expires or is forfeited, the shares subject to the award will be available for future grant under the Plan. The number of shares reserved under the Plan is also subject to adjustment for stock splits and similar events.

      The maximum number of shares of our common stock with respect to one or more options, stock appreciation rights or combinations of options and stock appreciation rights that may be granted during any one calendar year under the 2000 Long-Term Incentive Plan to any one person is 2,000,000, except that the limit may be increased by 2,000,000 for awards made in connection with a person’s initial hiring.

      The maximum fair market value of any awards, other than options and stock appreciation rights, that may be received by a participant, less any consideration paid by the participant for such award, during any one calendar year under the 2000 Long-Term Incentive Plan is $5,000,000.

Administration

      The 2000 Long-Term Incentive Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the authority to:

•	designate participants

•	determine the type or types of awards to be granted to each participant and the number, terms and conditions of award

•	establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2000 Long-Term Incentive Plan

•	make all other decisions and determinations that may be required under the 2000 Long-Term Incentive Plan.

      The Compensation Committee may, subject to certain conditions, delegate some of its authority to a committee comprised of one or more directors who are also officers of WebMD.

Stock Options

      The Compensation Committee is authorized under the 2000 Long-Term Incentive Plan to grant options, which may be incentive stock options or non-qualified stock options. All options will be evidenced by a written award agreement between us and the participant, which will include any provisions specified by the Compensation Committee. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights

      The Compensation Committee may also grant stock appreciation rights. Upon the exercise of a stock appreciation right, the holder has the right to receive the excess, if any, of the fair market value of one share of our common stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of one share of our common stock on the date of grant. All awards of stock appreciation rights will be evidenced by an award agreement reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right, as determined by the Compensation Committee at the time of grant.

Performance Shares

      The Compensation Committee may grant performance shares to participants on terms and conditions as may be selected by the Compensation Committee. The Compensation Committee will have complete discretion to determine the number of performance shares granted to each participant and to set performance goals and other terms or conditions to payment of the performance shares in its discretion which, depending on the extent to which they are met, will determine the number and value of performance shares that will be paid to the participant.

Restricted Stock Awards

      The Compensation Committee may make awards of restricted stock to participants, which will be subject to restrictions on transferability and other restrictions as the Compensation Committee may impose, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock. These awards may be subject to forfeiture upon termination of employment or upon a failure to satisfy performance goals during the applicable restriction period.

Dividend Equivalents

      The Compensation Committee is authorized to grant dividend equivalents to participants subject to terms and conditions as may be selected by the Compensation Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of our common stock subject to an award.

Annual Awards to Non-Employee Directors

      The 2000 Long-Term Incentive Plan provides for an automatic grant on January 1 of each year of options to purchase 20,000 shares to each member of the Board of Directors on that date who is not an employee of WebMD. These options will have an exercise price equal to the fair market value of our common stock on the date of grant and will vest as to 25% on the first anniversary of the date of grant and monthly thereafter for a period of three years. These options will expire, to the extent not previously exercised, ten years after the date of grant.

Other Stock-Based Awards

      The Compensation Committee may, subject to limitations under applicable law, grant other awards that are payable in or valued relative to shares of our common stock as deemed by the Compensation Committee to be consistent with the purposes of the 2000 Long-Term Incentive Plan, including without limitation shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions. The Compensation Committee will determine the terms and conditions of any other stock-based awards.

Performance Goals

      In order to preserve full deductibility under Section 162(m) of the Internal Revenue Code, the Compensation Committee may determine that any award will be determined solely on the basis of:

•	the achievement by WebMD or a parent or subsidiary of WebMD of a specified target return, or target growth in return, on equity or assets

•	total stockholder return, described as our stock price appreciation plus reinvested dividends, relative to a defined comparison group or target over a specific performance period

•	our stock price

•	the achievement by an individual, WebMD or a business unit, parent or subsidiary of WebMD, of a specified target, or target growth in, revenues, net income, earnings per share, EBIT or EBITDA or

•	any combination of the above.

      If an award is made on this basis, the Compensation Committee must establish goals prior to the beginning of the period for which the performance goal relates, or by a later date as may be permitted under applicable tax regulations, and the Compensation Committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal. Any payment of an award granted with performance goals will be conditioned on the written certification of the Compensation Committee in each case that the performance goals and any other material conditions were satisfied.

Limitations on Transfer and Beneficiaries

      No award under the 2000 Long-Term Incentive Plan is assignable or transferable other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order. However, the Compensation Committee may permit other transfers if it deems appropriate.

Acceleration upon Certain Events

      Upon the participant’s death or disability, all outstanding options, stock appreciation rights, and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the 2000 Long-Term Incentive Plan and the award agreement. In addition, the Compensation Committee may at any time in its discretion declare any or all awards to be fully or partially vested and exercisable. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Termination and Amendment

      The Compensation Committee may at any time amend or terminate this Plan without stockholder approval, but it may condition any amendment on the approval of our stockholders if such approval is necessary or advisable under tax, securities or other applicable laws, policies or regulations. The Compensation Committee may amend or terminate any outstanding award without approval of the participant, but an amendment or termination may not, without the participant’s consent, reduce or diminish the value of the award determined as if it had been exercised, vested, cashed in or otherwise settled on the date of the amendment or termination, and the original term of any option may not be extended.

New Plan Benefits

      Awards under the 2000 Long-Term Incentive Plan are determined by the Compensation Committee in its discretion. For this reason, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. During the period beginning January 1, 2000 and ending September 30, 2001, the grants of options shown on the table below were made pursuant to the 2000 Long-Term Incentive Plan.

Name and Position	Number of Options

Martin J. Wygod	895,000

Jeffrey T. Arnold	1,500,000

Marvin P. Rich	-0-

Patricia Fili-Krushel	-0-

K. Robert Draughon	300,000

Jack D. Dennison	-0-

Executive group	2,315,000

Non-executive director group	290,000

Non-executive officer employee group	6,184,500

Federal Income Tax Information

      The following discussion is a summary of the federal income tax provisions relating to the grant and exercise of awards under the 2000 Long-Term Incentive Plan and the subsequent sale of common stock acquired under this plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently.

      Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, however, he will realize ordinary income in an amount equal to the excess of the fair market value of the option shares that he receives upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction, subject to limitations under Section 162(m) of the Internal Revenue Code. Any gain that a participant realized when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

      Incentive Stock Options. There typically will be no federal income tax consequences to a participant or to us upon the grant or exercise of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant’s alternative minimum tax income.

      Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to certain limitations under Section 162(m) of the Internal Revenue Code.

      Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount he paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to certain limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of grant of the restricted stock, he will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, less any amount a participant paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to specified limitations under Section 162(m) of the Internal Revenue Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, he will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

      Performance Shares. A participant will not recognize income, and we will not be allowed a tax deduction, at the time performance shares are granted. When the participant receives payment under the performance shares, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to specified limitations under Section 162(m) of the Internal Revenue Code.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      We expect to hold our 2002 annual meeting on June 18, 2002. Proposals that stockholders intend to present at that meeting must be received by us not later than February 18, 2002 if they are to be eligible for consideration for possible inclusion in the Proxy Statement and form of proxy relating to that meeting, unless the date of the meeting is changed to a later one, in which case such proposals must be received a reasonable time before a solicitation is made. In addition, our bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at an annual meeting, but not included in our Proxy Statement. For these nominations or other business to be properly brought before the meeting by a stockholder, the stockholder must provide written notice delivered to the Secretary of WebMD at least 60 days and not more than 90 days in advance of the annual meeting date, which notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing these matters. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to: Secretary, WebMD Corporation, 669 River Drive, Center 2, Elmwood Park, New Jersey 07407-1361. If a stockholder intends to submit a proposal at the next annual meeting of stockholders which is not intended for inclusion in the Proxy Statement relating to that meeting, notice from the stockholder in accordance with the requirements in our bylaws must be received by us no later than April 19, 2002, unless the date of the meeting is changed, in which case the notice must be received by us no later than the tenth day after the date on which we first announce the change. If a stockholder does not comply with the foregoing notice provisions, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2002 annual meeting of stockholders.

MISCELLANEOUS

      Where information contained in this Proxy Statement rests particularly within the knowledge of a person other than WebMD, we have relied upon information furnished by such person or contained in filings made by such person with the SEC.

WEBMD CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Martin J. Wygod, Anthony Vuolo and Charles A. Mele as proxies, each with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled in any capacity to vote at the 2001 Annual Meeting of Stockholders of WEBMD CORPORATION, to be held at the Marriott at Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, NJ 07666, at 9:30a.m., Eastern time, and at any adjournment or postponement thereof, on the matters set forth below and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and upon such other matters as may properly be brought before the Annual Meeting. This proxy revokes all prior proxies given by the undersigned.

     WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER OR, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
WEBMD CORPORATION

NOVEMBER 16, 2001

[X]	Please mark your votes as in this example.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

FOR
all nominees
		listed	WITHHOLD AUTHORITY
		(except as marked	to vote for all
		to the contrary)	nominees listed
1.	To elect the persons listed below to each serve a three year term as Class III directors.

Nominees:

Mark J. Adler, M.D. Herman Sarkowsky Michael A. Singer

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR” and strike a line through the individual’s name in the list above.)

		FOR	AGAINST	ABSTAIN

2.	To ratify and approve an amendment to WebMD’s 2000 Long-Term Incentive Plan to increase the number of shares reserved for issuance.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

Signature:_____________________________ Date:_________  Signature:_____________________________ Date:_________

NOTE:	This proxy card must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print in full corporate name and indicate the capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized officer executing on behalf of the partnership.